***Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.
Exhibit 10.7
AMENDED AND RESTATED RGP STORAGE LEASE
     This is an Amended and Restated Storage Lease (the “Lease”) between Mont Belvieu Caverns, LLC (“Lessor”) and Enterprise Products Operating L.P. (“Lessee”).
RECITALS:
     A. Enterprise Products Texas Operating L.P. (“EPD Texas OLP”) and Diamond-Koch, L.P. entered into that certain RGP Storage Lease dated as of January 7, 2002 (the “Original Storage Agreement”);
     B. Lessee entered into that certain Asset Purchase and Sale Agreement with Diamond-Koch, L.P., D-K Diamond-Koch, L.L.C. and Diamond-Koch III, L.P., dated as of January 31, 2002 (the “Purchase Agreement”);
     C. In connection with the Purchase Agreement, Diamond-Koch, L.P. assigned its rights as “Lessee” under the Original Storage Agreement to Lessee.;
     D. On September 25, 2002, Lessee and EPD Texas OLP entered into an amendment to the Original Storage Agreement;
     E. Lessee entered into a Contribution, Conveyance and Assumption Agreement by and among Enterprise Products OLPGP, Inc., EPD Texas OLP and Mont Belvieu Caverns, LLC dated as of January 23, 2007 (“Contribution Agreement”); and
     F. In connection with the Contribution Agreement, EPD Texas OLP assigned its rights as “Lessor” under the Original Storage Agreement to Lessor.
1. Term; Quantity; Product.
For a term commencing February 1, 2007 and ending December 31, 2011 (the “Primary Term”), Lessor leases to Lessee two (2) underground storage wells (subject to Lessee’s right and option under Section 23 of this Lease), commonly known as Well *** and Well *** (collectively, the “Wells”), for storage of refinery grade propylene (referred to as “Product” in this Lease) at Lessor’s underground storage facility, located near Interstate 10 and State Highway 146 at Mont Belvieu, Texas, subject to the terms, provisions, and conditions contained herein. Lessee may, at its option, extend the term of this Lease for one ten (10) year term (the “Renewal Term”) by providing Lessor written notice of its intent to renew at least one hundred eighty (180) days in advance of the expiration of the Primary Term. The Primary Term, together with any exercised Renewal Term, are sometimes collectively referred to herein as the “Term.”
For purposes of this Lease, a “barrel” of Product is equal to 42 U.S. gallons of equivalent liquid volume at 60° Fahrenheit.

2. Lessor’s and Lessee’s Facilities.
The Wells are connected to Lessor’s refinery grade propylene header (“Lessor’s Header”). The Wells are also connected to Lessee’s refinery grade propylene header (“Lessee’s Header”) by which Lessee takes Product from storage and Lessor’s Header for consumption in Lessee’s P/P splitter facilities. All Product delivered by Lessee into storage or by Lessor out of storage must be delivered by pipeline to either Lessor’s Header or Lessee’s Header, and all such deliveries shall be deemed a delivery into or out of storage for the purposes of computing all applicable charges under this Lease. The lines from Lessor’s Header and the meters located thereon by which Lessor delivers Product from Lessor’s Header to the Wells or Lessee’s Header shall, during the Term, be dedicated to the sole use of delivering Product to the Wells and to Lessee’s Header. Notwithstanding Lessee’s lease of Well *** and Well ***, should Lessor later desire to make a different well available to Lessee, Lessor shall have the right to do so on the condition that the new well is suitable for Product storage, has substantially the same capacity, has substantially the same receipt and redelivery capability to and from existing pipelines and storage, and Lessor pays for all costs and expenses required to make such well available, including costs associated with pumping Lessee’s Product to the new well. Lessor shall minimize any disruption of Lessee’s rights under this Agreement arising from Lessor’s election to make a different well available. From and after the time when Lessee’s Product has been removed from the Well that is being replaced, the remaining Well and the newly available well shall be defined herein as the “Wells.”
In the event of damage to a Well by fire or other casualty, which damages render the Well incapable of storing Product, Lessor shall be under no obligation to rebuild the damaged Well or any facilities appurtenant to it to the extent it is not commercially reasonable to do so. Lessee shall be immediately notified of any such damage and Lessor shall keep Lessee informed of Lessor’s plans with respect to rebuilding or repair or with respect to providing the alternatives provided for below. In the event of damages making it commercially unreasonable to rebuild, Lessor may (subject to the remainder of this paragraph) terminate this Lease as to such Well; provided, that Lessor shall take commercially reasonable steps as soon as commercially practicable at Lessor’s cost and expense to either (i) increase the receipt and redelivery capabilities of the remaining Well (if any) to provide Lessee with substantially the same receipt and redelivery capabilities as Lessee had prior to such damage, or (ii) make an alternate well available to Lessee (which shall thereafter become a “Well” hereunder) to provide Lessee with substantially the same receipt and redelivery capabilities as Lessee had prior to such damage. As between Lessor and Lessee, control of Lessor’s facilities will rest exclusively with Lessor.
3. Product Specifications.
Product delivered by Lessee into storage or by Lessor from storage must meet Lessee’s specifications set out in Exhibit “A” attached hereto and incorporated herein by this reference. These specifications may be amended by Lessee at any time during the Term, with Lessor’s prior written consent, which consent shall not be unreasonably withheld.

4. Product Deliveries and Receipts.
It shall be Lessee’s responsibility to make all arrangements necessary to deliver Product for storage and to receive Product from storage at either Lessor’s Header or Lessee’s Header, and to pay any charges imposed by any party (other than Lessor or its Affiliates) for the collection, transfer, and injection of Lessee’s Product, if any, to or from the Delivery Point. The flow rates into and out of storage are subject to Lessor’s scheduling and operational restrictions.
5. Delivery Restrictions; Allocation.
Deliveries into and out of storage may be made only at rates consistent with Lessor’s scheduling and operational restrictions. If Lessor’s scheduling or operational restrictions will not permit all of the parties (including Lessor) storing any types of products in any of Lessor’s storage wells to deliver or receive the volumes of Product requested, then Lessor may allocate among such parties Lessor’s available flow rates in a fair and equitable manner.
6. Sampling.
Lessor shall have the right (but not the obligation) to sample all Product to be delivered for storage and, notwithstanding any other provision herein, may refuse to accept delivery of any Product if the Product does not meet the specification provided for in Section 3 of this Lease or, if in Lessor’s opinion, satisfactory control of Product specifications will not be maintained during delivery. At Lessor’s request, Lessee shall provide Lessor access to the Product to be delivered for the purpose of sampling and provide Lessor representative samples of such Product.
7. Product Measurements.
Measurement of Product into and out of storage shall be made in accordance with the procedures and methods set out in Exhibit “B” attached hereto and incorporated herein by this reference. Subject to Section 8 below, whenever a Well is physically emptied of Product, Lessor shall determine, from available measurement and sampling records, the overages and/or underages of Product. Except for losses which are the responsibility of Lessor pursuant to Section 8 of this Lease, Lessor shall adjust Lessee’s account to reflect any overages and/or underages of Product. All Product gains and losses incurred while the product is under Lessor’s control shall be for the account of Lessee except as noted in Section 14. Lessor shall submit to Lessee monthly stock reports supported with appropriate receiving and shipping information showing movements of Product into and out of storage and the amount of Product remaining in storage.
8. Title, Risk of Loss.
Title to Lessee’s Product shall remain at all times with Lessee. Lessor shall be responsible for the loss of or damage to such Product only when and to the extent such loss or damage is determined by a court of competent jurisdiction to have been directly caused by the negligence of Lessor, its employees and agents.

9. Storage Fees.
Subject to change as provided for in Section 23 of this Lease, Lessee agrees to pay Lessor for the storage, handling, and services of Lessor an annual rental as set forth in Exhibit “C” attached hereto and incorporated herein by this reference. Other than the annual rental contained in Exhibit C and fees for alternate storage during Workover Periods as provided for in paragraph 10, Lessee shall not be responsible for any additional fees for the services provided by Lessor, including but not limited to throughput or excess storage fees. All of Lessee’s Product must be removed from storage no later than the last day of the Term of this Lease, subject to the payment of accrued rental and other charges and the other terms, provisions, and conditions of this Lease. In lieu of annual rental payable during the Term, the rate for storage of any Product remaining in storage past the last day of the term of this Lease shall be *** ($***) per barrel per month or any portion thereof, payable in advance on the first day of each month in the same manner and at the same place as set forth in Section 12.
10. Well Workovers.
Notwithstanding anything to the contrary in this Leases once every five (5) years (unless otherwise required more often under applicable law, rule, or regulation), Lessor may designate a period of time as it or its contractors may reasonably require (“Workover Period”) during which Lessor shall have the opportunity to inspect the Wells, and to conduct any other operations as may be required by applicable law, rule, or regulation. Accordingly, Lessee shall cause all of its Product to be removed from the Well at issue prior to the first day of the Workover Period. Lessor shall make a reasonable effort to provide Lessee with as much advance notice as possible of the upcoming workover and need to empty the subject Well, and to coordinate with Lessee (or Lessee’s designated representative) the scheduling of such Workover Period. If requested by Lessee, Lessor shall make reasonable efforts, at Lessee’s sole cost, to make alternate storage for Product available to Lessee during such Workover Period for storage charges payable by Lessee to Lessor that are substantially in accordance with the storage charges then being charged by Lessor to its olefin storage customers. Except as required by applicable law, rule or regulation, Lessee shall not be required to lease alternate storage for a period exceeding the Workover Period. In no event shall a Workover Period be in effect for both Wells at the same time.
11. Taxes.
Lessee shall pay all taxes, if any, levied or assessed on the Product stored hereunder. In the event it becomes necessary for Lessor to pay any such tax, Lessee shall immediately reimburse Lessor for such amount upon receipt of notice of payment.
12. Payment Terms.
The total annual rental for storage is payable in equal monthly installments during the Term, each of which installments is due and payable in advance by Lessee at Lessor’s address set forth on the face of each invoice on or before the first day of each month. Lessor will invoice Lessee each month for monthly rentals during the Term.

13. Lessor’s Lien.
Lessor shall have a lien on all Product of Lessee stored hereunder to cover any accrued and unpaid amounts payable hereunder and may withhold delivery of any such Product until such accrued and unpaid amounts are paid. If any such amounts remain unpaid for more than thirty (30) days after they accrue, Lessor may sell said Product at a public auction at the offices of Lessor in Houston, Harris County, Texas, on any day not a legal holiday and not less than forty-eight (48) hours after publication of notice in a daily newspaper of general circulation published in Baytown, Texas, said notice giving the time and place of the sale and the quantity and Product to be sold. Lessor may be a bidder and a purchaser at such sale. From the proceeds of such sale, Lessor may pay itself all charges lawfully accruing and all expenses of such sale, and the net balance may be held for whomsoever may be lawfully entitled thereto.
14. Product Losses.
Product is not insured by Lessor against loss or damage however caused, and any insurance thereon must be provided and paid for by Lessee. Lessor’s liability, if any, for loss or damages to the stored Product shall be limited to the market value of Product which shall be equal to the sum of: (i) the highest USGC refinery grade propylene weighted average spot monthly reference price as published in the last issue of the month in which the Product was delivered of Chemical Marketing Associates Inc.’s Monomers Market Report for the contained propylene in the Product and the (ii) the NON TET average Mont Belvieu, Texas Propane price as reported by OPIS as published in the last issue of the month in which the Product was delivered for no contained propylene components, or at Lessor’s option, replacement of such lost or damaged Product in kind. If the refinery grade propylene contract price is subsequently changed in the next month in the CMAI Monomers Market Report due to late price settlement, then that price shall be the market value; provided, however, should Lessee purchase property/casualty insurance to cover such storage risk of loss or damage, however caused, then Lessee shall cause each of its insurers to waive its rights of subrogation and, for itself, waive rights of recovery of any self-funded retentions and/or deductibles against Lessor, its affiliates, employees and agents.
15. Force Majeure.
In addition to the provisions of Section 8, Lessor shall not be responsible to Lessee for any loss of Lessee’s Product resulting directly or indirectly from acts of God or other causes beyond the reasonable control of Lessor, or for any loss to Lessee resulting from delays in returning Lessee’s Product when requested, or for failure of Lessor to perform its obligations hereunder, due, directly or indirectly, to Force Majeure.
As used in this Section 15, “Force Majeure” means acts of God; storm; earthquake; accidents; acts of the public enemy or terrorists, including threats thereby; malicious mischief; emergency or scheduling and operational restrictions; rebellion; insurrections; sabotage; invasion; epidemic; strikes; lockouts or other industrial disturbances; war, declared or undeclared; riot or civil commotion; wind; hurricane; hail; lightning; fire; flood; explosion; compliance with acts, rules, regulations, or orders of federal, state, or local government, any agency thereof or other authority having or purporting to have jurisdiction; mechanical failures or similar causes not within Lessor’s reasonable control and not due to Lessor’s fault or negligence. If the duration of any

Force Majeure event lasts longer than thirty (30) days, the fees provided for under Sections 9 and 10 of this Lease shall be suspended starting after the thirty (30) days has passed until the Force Majeure condition is corrected, and if the Force Majeure condition continues for one hundred twenty (120) days, Lessee, on sixty (60) days prior written notice (given on or after expiration of such one hundred twenty (120) day period) may terminate this Lease; provided that if the Force Majeure condition only partially prevents Lessor’s performance hereunder, such fees shall only be reduced in an amount that is proportional to the degree to which Lessor’s performance hereunder is prevented by the Force Majeure condition, and this Lease shall not be subject to termination on account thereof. Lessor will work expeditiously to correct any Force Majeure condition. The term of this Lease shall not be extended by the duration of any Force Majeure. When claiming Force Majeure, Lessor shall notify Lessee immediately by telephone, and confirm same in writing, giving reasonable detail regarding the type of Force Majeure and its estimated duration. The settlement of differences with workers shall be entirely within the Lessor’s discretion.
16. Indemnity.
REGARDLESS OF THE LEGAL THEORY OR THEORIES ALLEGED INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT) OF ANY THIRD PARTY, LESSEE HEREBY AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS LESSOR, ITS PARENT COMPANY, PARTNERS (GENERAL OR LIMITED), MEMBERS, SUBSIDIARIES, AFFILIATES, SUCCESSORS, AND ASSIGNS, INCLUDING ANY OFFICER, DIRECTOR, EMPLOYEE, OR AGENT OF ANY SUCH ENTITY (HEREINAFTER COLLECTIVELY CALLED “INDEMNITEE”) FROM AND AGAINST ANY CLAIM, DEMAND, CAUSE OF ACTION, DAMAGE, FINE, PENALTY, LOSS, JUDGMENT, OR EXPENSE OF ANY KIND OF ANY PARTY (HEREINAFTER COLLECTIVELY CALLED “LIABILITY”), INCLUDING ANY EXPENSES OF LITIGATION, COURT COSTS, AND REASONABLE ATTORNEY’S FEES, RESULTING FROM, ARISING OUT OF, OR CAUSED BY THE DELIVERY OR RECEIPT OF ANY PRODUCT BY LESSEE OR LESSEE’S AGENT, CONTRACTOR, OR CARRIER WHICH IS CONTAMINATED, ALLEGED TO HAVE BEEN CONTAMINATED OR OTHERWISE FAILS TO MEET THE SPECIFICATIONS SET FORTH HEREIN, OR CAUSES OR IS ALLEGED TO HAVE CAUSED PROPERTY DAMAGE, INCLUDING ENVIRONMENTAL DAMAGES OR INJURY OR DEATH TO LESSOR, INDEMNITEE OR THIRD PARTIES, EXCEPT TO THE EXTENT SUCH LIABILITY IS DIRECTLY CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE.
LESSOR AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS LESSEE FROM CLAIMS OR DEMANDS OF THIRD PARTIES FOR INJURIES OR DAMAGES RESULTING FROM LESSOR’S OPERATIONS IN THE STORAGE AND HANDLING OF PRODUCT WHILE THE SAME IS IN LESSOR’S CUSTODY OR CONTROL INCLUDING, WITHOUT LIMITATION, THAT PORTION OF ANY CLAIMS OR DEMANDS ATTRIBUTABLE TO LESSOR WHICH IS CAUSED BY THE NEGLIGENCE OF LESSOR, ITS AGENTS OR EMPLOYEES JOINTLY OR CONCURRENTLY WITH THE NEGLIGENCE OF LESSEE, ITS AGENTS, EMPLOYEES, OR REPRESENTATIVES, OR A THIRD PARTY.

17. Claims; Limitations.
Notice of claims by Lessee for any liability, loss, damage, or expense arising out of this Lease must be made to Lessor in writing within ninety-one (91) days after the same shall have accrued. Such claims, fully amplified, must be filed with Lessor within said ninety-one (91) days and unless so made and filed, Lessor shall be wholly released and discharged therefrom and shall not be liable therefor in any court of justice. No suit at law or in equity shall be maintained upon any claim unless instituted within two (2) years and one (1) day after the cause of action accrued. There are no third party beneficiaries of this Lease.
IN NO EVENT SHALL LESSOR OR LESSEE BE LIABLE TO THE OTHER FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, STRICT LIABILITY, OR NEGLIGENCE, OR IN ANY OTHER MANNER ARISING OUT OF THIS LEASE, AND EACH OF LESSOR AND LESSEE HEREBY RELEASES THE OTHER FROM ANY CLAIM THEREFOR.
18. Notice.
All notices, demands, requests, and other communications necessary to be given hereunder shall be in writing and deemed given if personally delivered, forwarded by facsimile (with proof of transmission and answer-back capability), or mailed by either certified mail, return-receipt requested, or sent by recognized overnight carrier to the respective party at its address below:
If to Lessor:
Mont Belvieu Caverns, LLC
P.O. Box 4324
Houston, Texas 77210-4324
Attn: Director — Hydrocarbon Storage
Telephone: (713) 381-6554
Fax: (713) 381-6960

If to Lessee:
Enterprise Products Operating L.P
P. O. Box 4324
Houston, Texas 77210-4324
Attn: Vice President — Petrochemicals
Telephone: (713) 381-6510
Fax: (713) 381-6655
19. Assignment/Sublease.
Neither party shall assign any portion of its rights or obligations under this Lease without the prior written consent of the other, which consent shall not be unreasonably withheld; provided,

however, either party may assign or sublease this Lease to its parent corporation, a subsidiary, or a wholly-owned affiliate, without the consent of the other party, provided that it remains primarily obligated hereunder. This Lease shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
20. Rules and Regulations.
This Lease and the provisions hereof shall be subject to all applicable state and federal laws and to all applicable rules, regulations, orders, and directives of any governmental authority, agency, commission, or regulatory body in connection with any and all matters or things under or incident to this Lease.
21. Entire Agreement.
This Lease embodies the entire agreement between Lessor and Lessee and there are no promises, assurances, terms, conditions, or obligations, whether by precedent or otherwise, other than those contained herein. No variation, modification, or reformation hereof shall be deemed valid until reduced to writing and signed by the parties hereto.
22. Governing Law.
This Lease shall be governed, construed, and enforced in accordance with the laws of the State of Texas irrespective of the residence, place of business, or domicile of the parties hereto or the place of execution by any party hereto,
23. Lessee’s Option to Cancel/Modify.
Notwithstanding anything to the contrary contained in this Lease and according to the terms and conditions of this Section 23, at any time during the Term Lessee shall have the right and option to cause Lessor to add additional receipt and redelivery capabilities to one of the Wells (as chosen by Lessor) that will allow Lessor to increase the receipt and redelivery capabilities of the subject Well. The Well to be modified as chosen by Lessor shall hereinafter be called the “Modified Well” and the other Well shall hereinafter be called the “Remaining Well.” To exercise its right and option under this Section 23, Lessee shall give written notice to Lessor no less than one (1) year prior to the date Lessee desires the additional capability to be in place and operational, including in its notice its desired receipt and redelivery capabilities. Upon receipt of such notice, Lessor shall use all commercially reasonable efforts to design and engineer the improvements, which may include improvements that are required to Lessor’s facilities apart from the subject Well (including but not limited to the brine system, fresh water systems, or power systems) necessary to comply with Lessee’s request, subject to Lessor’s right to require Lessee to advance the reasonable, estimated cost of such design and engineering work (Lessee further agreeing to reimburse Lessor upon receipt of Lessor’s invoice therefor for any reasonable and necessary design and engineering costs that exceed any funds advanced by Lessee based upon Lessor’s original estimate). Lessor shall endeavor to complete such design and engineering work as soon as reasonably practicable and will provide the plans and a cost estimate based upon Lessor’s best reasonable judgment upon completion of such design and engineering work. Should Lessee desire Lessor to complete such work, Lessee shall notify Lessor in writing and shall, in its notice, agree to reimburse Lessor monthly during the progress of such work for the costs incurred by Lessor in completing the work. Subject to any applicable regulatory requirements (such as permitting requirements), Lessor will proceed with all reasonable diligence to complete the work.
When the work is complete and the Modified Well is ready for operation, Lessee shall move all of its Product to the Modified Well and Lessee’s lease of the Remaining Well will be cancelled, which cancellation shall be effective as of the last day of the calendar month during which all of Lessee’s Product was removed from the Remaining Well (the “Cancellation Date”).
Commencing on the first day following the Cancellation Date (the “New Term Inception Date”), the Term of this Lease shall be extended for 120 months after the New Term Inception Date (the “New Term”). For purposes of Exhibit “C”, the Base Annual Rent shall, starting with the New Term Inception Date, be one-half (1/2) of the amount of the Adjusted Annual Rent in effect at the time of the New Term Inception Date. The annual adjustments called for under Exhibit “C” shall thereafter take place on the anniversary of the New Term Inception Date.
In addition to Lessee’s option with respect to causing Lessor to add additional receipt and redelivery capabilities to one of the Wells, Lessee shall be entitled to request that Lessor (a) grant right-of-way across Lessor’s property on such terms and at such rates as Lessor is then normally charging for right-of-way for the laying of an additional Product line to allow Lessee to receive additional Product through Lessor’s Product header into the Wells or into Lessee’s header; (b) construct additional connections on Lessor’s Product header, if space allows; and (c) if space does not allow such additional connections, construct a new Product header and associated piping and improvements to allow an additional Product connection for the Wells, Lessor shall not unreasonably delay or deny approval of Lessee’s requests. If approved according to the foregoing, the work associated with the request shall proceed in the same manner and fashion and subject to the same terms described above with respect to work to increase the receipt and redelivery capabilities of a Well.
24. Default.
A party will be in default if it: (a) breaches this Lease, and the breach is not cured within thirty (30) days receiving written notice of such default (or alleged default) from the other party specifying the nature of the breach; (b) becomes insolvent; or (c) files or has filed against it a petition in bankruptcy, for reorganization, or for appointment of a receiver or trustee. In the event of default, the non-defaulting party may terminate this Lease upon notice to the defaulting party. For the avoidance of doubt, Lessor’s failure to perform any of the services for any reason other than force majeure will be deemed a breach of this Lease to which subsection (a) of this Section 24 applies.

DATED this 23rd day of January, 2007.

LESSOR MONT BELVIEU CAVERNS, LLC
By:	/s/ Gil H. Radtke
Gil H. Radtke
Senior Vice President and Chief Operating Officer

LESSEE ENTERPRISE PRODUCTS OPERATING L.P.
By:	Enterprise Products OLPGP, Inc., its general partner

By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial Officer

EXHIBIT “A”

Analysis	Units	Process Specification
Propylene	LV % min	60

Ethane & Lighter	LV%max	2,25
Butane & Heavier	LV%max	1.00

Methyl Acetylene		Report
Propadiene		Report

Carbon Monoxide	wt. ppm. Max	3
Carbon Dioxide	wt ppm. Max	10

Total Sulfur	wt, ppm. Max	40

Arsine	wt ppm. Max	0.7

Water		No Free Water

Methanol	wt. ppm. Max	4

Copper Strip		1
NOTES ON TEST METHODS:
Method numbers listed above, beginning with the letter “D” are American Society for Testing and Materials (ASTM) Standard Test Procedures. The most recent year revision for the procedures will be used.
At present, standard (ASTM) test procedures do not exist for the determination of sulfur, arsine, water and methanol in propylene.
(1)	For sulfur analysis use D3246, D4045. Alternatively, oxidation/ultraviolet fluorescence detection can be used.
(2)	For arsine, use OOP Method 834-82, a charcoal adsorption/atomic absorption solution of silver diethyldithiocarbarmate in pyridine and analyzed by ultraviolet-visible spectrophotometry.
(3)	Methanol content should be determined by water extraction/gas Chromatography.

EXHIBIT “B”
REFINERY GRADE PROPYLENE
MEASUREMENT FOR STORAGE AND PIPELINE MOVEMENTS
I. Scope
     The following shall apply to the measurement and the measurement procedures to be used for pipeline movements and storage of refinery grade propylene (hereinafter referred to as “RGP”). Whenever used herein the term “Operator” shall mean Lessor and the term “Non-Operator” shall mean Lessee.
II. General
     Unless otherwise agreed, all quantities of RGP will be measured in mass units by a mass measurement station. The basis of all custody accounting will be in mass units of RGP. The quantity determined by measurement shall be thousand pound units (MLB) to the nearest 100 pounds (0.1 MLB).
     For purposes of tariffs and thruput commitments in which thruput is expressed in barrels at 60°F., the conversion of mass units to volume units will be based upon the procedures shown in Section V.
III. Measurement Equipment and Operation
     The measurement equipment shall be turbine meters, densitometer transducers, microprocessor density flow computers, composite samplers and other necessary components, or as otherwise agreed. Densitometers and any connection lines will be insulated.

     The measurement stations will be operated in accordance with API MPMS Chapter 4, Sections I and 5; Chapter 5, Sections 1, 3, and 4; and Chapter 14, Section 6. Pressure pulsations created by any pumping facilities will be dampened by the owner of said pumping facilities such that accuracy of measurement by the metering facilities will not be affected. Meter tickets will be written for each shipment and not less than each month at 7:00 a.m., on the first day of each month.
     A “Meter Factor” will be determined by Operator at approximately monthly intervals. The apparatus and methods specified in API Chapter 4 will be used in determining such tests coincidental with the meter factor determination. Calibration of density and computing equipment will also be checked monthly or more frequently if mutually agreed. Densitometer calibration will be by means of a Pycnometer Gravitometer Prover per API Standard 14.6 as amended from time to time. When requested, Operator will provide 24-hour notice to the Non-Operator of the date and approximate hour of each such test. Non-Operator will be entitled to have representatives present to witness such tests and to verify Operator’s calibrations, Non-Operator may request special tests of the measurement equipment in addition to regular tests. The expense of such special tests will be borne by the requesting party, unless such tests show the measurement equipment to be in error by an amount such that the total measurement error exceeds one-fourth of one percent (0.25%), in which case the expense of the special test will be borne by Operator.

     In determining the “Meter Factor,” the proving will consist of at least five consecutive prover runs through the mechanical displacement prover after the system has been stabilized to operating conditions. A prover run in a bi-directional prover shall be a round trip. Live single passes in a low volume prover shall be considered one run. The total meter pulses accumulated per run will not vary from the total meter pulses accumulated in another run by more than .05%, for example, .0005 x meter pulses ~ maximum variation allowed in accumulated pulses between runs. The meter factor will be calculated using the arithmetical average of the accumulated pulses from the required runs.
     The Meter Factor f M.F.”) will be computed as follows:
     M.F.= Prover Volume (corrected to operating conditions)
     Meter Registration (corrected to operating conditions)
The meter factor will be calculated to the nearest one hundred-thousandth (.00001) and rounded off to the nearest ten-thousandth (.0001).
     If any test shows that the measurement equipment is not in error more than one-fourth of one percent (0.25%), previous readings of such equipment will be considered as correct; but such equipment or correction factors will be properly adjusted at once to zero error. If any test shows that the metering equipment and factors then in use are in. error so that the total measurement error exceeds one-fourth of one percent (0.25%), the equipment or correction factors will be properly adjusted at once to zero error and the previous readings of such equipment will be corrected for any prior period of inaccuracy which is known definitely or agreed upon. In case said period is not known definitely, or agreed upon, such correction will be for a period covering the last half of the time elapsed since the date of the last equipment test.
     If, at any time during the delivery of said RGP, the measurement equipment becomes inoperative, the quantity delivered for periods during which the measurement equipment is inoperative will be estimated on the basis of the best information available. Data from the nearest measurement station will be preferred.
IV. Sampling and Analysis Procedures
     Composition of the deliveries of RGP will be determined in order to establish the volume percent of the various hydrocarbons contained therein.
     The automatic sampling equipment installed at Operator’s header facilities shall be operated by Operator. Operator may install a continuous sampling system designed to accumulate a representative sample proportional to flow of the RGP passing through the measurement facilities, the system shall be designed to prevent RGP vaporization, and shall be equipped with mixing facilities to eliminate stratification. Non Operator may, at its option and expense, install and maintain a product sampling and component analysis system that is identical to Operator’s.
     If the sampling system requires the removal and the division of the sample (RGP) from the automated sampling equipment (for the purpose of laboratory analysis), the removal and division shall be conducted in accordance with GPA Publication 2174, latest edition, Method for Obtaining Hydrocarbon Fluid Samples Using a Floating Piston Cylinder.
     The frequency of samples to be taken may be changed by agreement in writing between Operator and Non Operator. Each sample collected shall be divided into three identical samples.
     One sample shall be analyzed by Non Operator in accordance with GPA Standard 2177, latest edition, and Non Operator shall provide Operator a copy of the results of each such analysis within five (5) working days from the end of the month in which the sample was analyzed.
     Operator may, at its option, analyze one of the remaining samples to verify the accuracy of Non Operator’s analysis. The remaining (3rd) sample division shall be retained by Non Operator for a period of at least thirty days.
     Unless contested by Non Operator, based on the sample provided by Operator or sampling from Non Operator’s installed check measurement equipment, the analysis so determined by Operator shall be used as the official analysis for accounting purposes.
     If Operator and Non Operator are unable to mutually agree on the analysis, the retained sample shall be sent to a mutually agreeable independent laboratory for analysis.
     In the event the Molar percentages for these same components as determined by the independent laboratory fall outside the reproducibility statement limits, as published in GPA Standard 2177 (latest edition), of the percentages as determined by Operator for these same components, the commercial analysis shall be used rather than Operator analysis, and Operator shall bear the cost of the analysis conducted by the laboratory, otherwise, however, the analysis conducted by Operator shall be used exclusively and Non Operator shall bear the cost of the commercial laboratory’s analysis.
     In the event that a sample is not available for a particular period, the parties shall determine an analysis based on the most recent mutually accepted data applicable to the operating conditions of the facility during the period in question.
V. Conversion from Mass Unit to Barrels
     Where it is necessary to convert from MLB to barrels, the conversion will be based on the procedures of GPA Publication 8173-76 or API Chapter 14.4, or the latest revision thereof unless otherwise agreed between the parties, to determine the volume attributable to the mass involved in the transaction. (See Schedule I for sample calculations.)
VI. Calculation Procedure for Component Invoicing and Record keeping
     Component quantities for record keeping and invoicing purposes will be provided by Operator.
     The constants to be used in the calculations will be those listed in the latest edition of GPA Publication 2145, “Standard Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas,” the latest edition of the GPA Engineering Data Book, Section 23, or the latest revisions thereof.

EXHIBIT “C”
(A)	For the first 12 months of the Term, Lessee agrees to pay Lessor annual rent in the amount of *** ($***) (the “Base Annual Rent).
(B)	The Base Annual Rent shall remain in effect through December 31, 2007. Effective January 1, 2008 and for the following 12 months ending December 31, 2008 ( a “Lease Year”), and all subsequent Lease Years, the Base Annual Rent shall be revised annually based on a seasonally adjusted implicit price deflator in order to determine a new annual rent known as the “Adjusted Annual Rent.” The Adjusted Annual Rent shall be determined in accordance with the following formula by multiplying the percentage change (rounded to the 4th decimal place) between the Base Index and the Annual Index (as those terms are defined below) by the prior Lease Year’s Annual Rent, For purposes of this Lease, the “Base Index” is the final seasonally adjusted implicit price deflator figure for the calendar year 2005 under the Gross Domestic Product column of the “Implicit Price Deflators for Gross Domestic Product” table (2000=100), and the “Annual Index” is the final seasonally adjusted implicit price deflator figure for the calendar year ending immediately before the Lease Year for which the adjustment is being determined, said figure being in the same column, table and survey as the Base Index.
The Adjusted Annual Rent shall be rounded off to the nearest dollar and shall become effective on the first day of each Lease Year. In no event will the Annual Adjusted Rent ever be less than the Base Annual Rent.
For example, in calculating the Adjusted Annual Rent, which shall apply under this Lease, assume at the time of the first adjustment the Base Index is 113.2 and the Annual Index is 115.2. Under these facts the Adjusted Annual Rent for the 2nd Lease Year would be as follows:
           115.2/113.2 = 1.0177 (percentage change)
           (1.0177) X ($***) = $*** (Adjusted Annual Rent)